Exhibit 99.1
Triple-S Group Finalizes GA Life Transaction
SAN JUAN, Puerto Rico, January 31, 2006— Triple-S Management Corporation (“Triple-S Group”) today completed the acquisition of 100% of the outstanding shares of Great American Life Assurance Company of Puerto Rico (“GA Life”).
“We completed the transaction just as we had anticipated. We will focus now on the process of integrating GA Life to our group of companies in the most efficient manner so as to continue with our strategy of diversifying the insurance products we offer under one umbrella,” said Ramón M. Ruiz Comas, president and chief executive officer of Triple-S Management Corporation, also known as Triple-S Group. “Now the Triple-S Group will offer consumers an insurance product for each phase in the life of a person and in the development of a business,” he added.
The transaction has already been authorized by the Office of the Insurance Commissioner of Puerto Rico.
With the acquisition of GA Life, one of the leading companies in the sale of individual insurance products in Puerto Rico, the Triple-S Group gained leadership in the group and individual life insurance market. The deal contributes to solidify the Triple-S Group, since it now holds leadership positions in each of the lines of business it represents, health, life and property.
GA Life has $300 million in assets and 700 employees throughout Puerto Rico. It holds one of the leading positions within the individual life insurance market in Puerto Rico. Its portfolio includes life insurance, cancer policies, annuities, and funeral insurance for individuals, complementing the group insurance products and services offered by the Triple-S Group.
An additional strength that GA Life offers the Triple-S Group is that it has a strong presence throughout the island. GA Life will increase Triple-S Group’s total assets by 30% to a total of approximately $1.2 billion.
Triple-S Management Corporation is the holding company of the entities that comprise the Triple-S Group that include the health insurance company Triple-S, Inc., an independent licensee of the Blue Cross Blue Shield Association; the life insurance companies Great American Life Assurance Company of Puerto Rico and Seguros de Vida Triple-S, Inc.; the property and casualty insurance company Seguros Triple-S, Inc.; Triple-C, Inc., the company that manages the Health Reform for Triple-S, Inc. and third party administrator of health services; and Signature Insurance Agency. In addition, Triple-S Management Corporation is the holding company of Interactive Systems, Inc., the entity that provides the technology services for all of the subsidiaries of Triple-S Management Corporation.
This press release may contain forward-looking statements with respect to the financial condition, results of operation and businesses of Triple-S Group and GA Life within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to future financial performance and condition. These forward-looking statements, involve certain risks and uncertainties, many of which are beyond Triple-S Group and GA Life’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) the success of Triple-S Group at integrating GA Life into its organization; (2) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs and business disruption, including difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the transaction; (4) deterioration in general economic conditions, internationally, nationally or in any particular State; (5) increased competitive pressure among insurance companies; (6) legislative or regulatory changes, or the adoption of new regulations, adversely affecting the businesses in which Triple-S Group and/or GA Life engage; (7) the impact of terrorist acts or military actions; or (8) the impact of earthquakes, hurricanes or other natural disasters. Forward-looking statements speak only as of the date they are made, and Triple-S Group and GA Life disclaim any duty to update any forward- looking statements after the date that such statement is made.
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